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                                                                  Rule 424(b)(2)
Pricing Supplement dated March 3, 1998  Registration Statement No. 333-45793

(To Prospectus dated February 18, 1998 and
Prospectus Supplement dated February 26, 1998)

The Pep Boys - Manny, Moe & Jack
Medium-Term Notes - Series B                                 CUSIP No. 713281AF0
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Trade Dates: March 2 and 3, 1998       Interest Rate: 6.88%
Principal Amount: $43,000,000.00       Interest Payment Date(s): September 6
Currency: US DOLLAR                    and March 6
Issue Price: 100%                      Regular Record Date(s): August 23 and
Selling Agent's Commission: 0.60%      February 20
                                       Maturity Dates: March 6, 2006
                                       Original Issue Dates: March 5, 1998
                                       Net Proceeds to Issuer: $42,742,000
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Form:                   _X_ Book Entry
                        ___ Certificated

Redemption:             The notes will be redeemable by the Company at any
                        time prior to Maturity with a Make-Whole Premium, unless one of the below is checked:
                        _X_ The Notes cannot be redeemed prior to maturity
                        ___ The Notes may be redeemed prior to maturity
                            without a Make-Whole Premium
                              Redemption Commencement Date:
                              Initial Redemption Percentage:
                              Annual Redemption Percentage Reduction:

Repayment:                  _X_ The Notes cannot be repaid prior to maturity
                            ___ The Notes can be repaid prior to maturity at
                                the option of the __  holder
                                  Optional Repayment Price:
                                  Optional Repayment Date:

Discount Note:              _X_ No
                            ___ Yes
                                Total Amount of OID: Original Yield to Maturity:
                                Initial Accrual Period OID:
                                Method Used to Determine Yield for Initial
                                Accrual Period:
                                   ___ Approximate ___ Exact

Option to Reset Interest:   _X_ No
                            ___ Yes, at the option of the Company
                                 Optional Reset Date(s):

Option to Extend Maturity:  _X_ No
                            ___ Yes, at the option of the Company
                                Extension Period(s):
                                Number of Extension Periods:
                                Final Maturity:

Indexed Note:    _X_ No     ___ Yes (see additional terms attached)

Amortizing Note: _X_ No     ___ Yes (see additional terms attached)

Capacity:                   ___ Agent   _X_ Principal

If as Principal:            ___ The Notes are being offered at varying prices
                                related to prevailing market prices at the time of resale.

                            _X_ The Notes are being offered at a fixed
                                initial public offering price of 100% of Principal Amount.
                            ___ The Notes are being reoffered to dealers with
                                a reallowance not to exceed  % of the
                                Commission or fee.

Additional Terms: Notwithstanding anything to the contrary in the Prospectus or Prospectus Supplement to which this Pricing Supplement relates, PNC Bank, National Association (the "Trustee") or an agent of the Trustee will serve as the Payment Agent for the Notes.


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